EXHIBIT (12)

Opinion of Morrison & Foerster LLP regarding tax matters.

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MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,
LOS ANGELES, PALO ALTO,
SAN DIEGO, WASHINGTON, D.C.

NORTHERN VIRGINIA, DENVER,
SACRAMENTO, WALNUT CREEK

TOKYO, LONDON, BEIJING,
SHANGHAI, HONG KONG,
SINGAPORE, BRUSSELS

October 31, 2014

The Victory Portfolios
3435 Stelzer Road
Columbus, OH 43219

Munder Series Trust

480 Pierce Street

Birmingham, MI 48009

Re:                     U.S. Federal Income Tax Issues Regarding the Plan of Reorganization between Series of Munder Series Trust and Series of The Victory Portfolios

Ladies and Gentlemen:

You have requested our opinion with respect to the acquisition by each series portfolio set forth on Schedule A (each, a “New Fund”) of all of the assets and liabilities of the corresponding series portfolio set forth on Schedule A (each, an “Existing Fund”) pursuant to the Agreement and Plan of Reorganization (the “Agreement”) dated as of May 22, 2014 between The Victory Portfolios (“VP”), a Delaware statutory trust, on behalf of each New Fund, and Munder Series Trust (“MST”), a Delaware statutory trust, on behalf of each Existing Fund. This opinion applies separately to each Existing Fund and the corresponding New Fund set forth on Schedule A and, as such, references herein to “the Existing Fund” and “the New Fund” shall be deemed to refer to the applicable Existing Fund and the corresponding New Fund, severally and not jointly with any other Existing Fund or New Fund, and all other terms hereof should be interpreted accordingly. Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

In rendering this opinion, we have relied upon the accuracy of the facts, representations, warranties and other matters and the fulfillment of the covenants and obligations set forth in (i) the Agreement, (ii) the Sale and Purchase Agreement between Victory Capital Holdings, Inc, Munder Capital Holdings, LLC and Munder Capital Holdings II, LLC dated April 16, 2014, (iii) representations made in letter[s] from the Existing Fund and the New Fund addressed to us for our use in rendering this opinion (the “Tax Representation Letters”), and (iv) the Form N-14 filed by the New Fund with the Securities and Exchange Commission (the “Registration Statement”). In addition, we have also examined such other matters and documents and made such inquiries as we have deemed necessary for the purpose of rendering the opinion set forth herein.

In reviewing these documents, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and conformity with originals of all documents submitted to us as copies. In reaching the conclusions set forth in this letter, we have assumed that all of the documents related to the Reorganization were and will be duly authorized, executed, and delivered.  We have further assumed that the respective parties thereto and all parties having obligations thereunder have acted and will continue to act in all material respects at all relevant times in conformity with the requirements and provisions of such documents.

Based solely on the facts and representations set forth in the reviewed documents and the representations of officers of VP and MST, and conditioned on (i) those representations’ being true on the closing date of the Reorganization and (ii) the Reorganization’s being consummated in accordance with the Agreement (without the waiver or modification of any terms or conditions thereof), our opinion with respect to the federal income tax consequences of the Reorganization is as follows:

1.              the Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and the Existing Fund and New Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

2.              no gain or loss will be recognized by the New Fund upon its receipt of the Existing Fund Assets in exchange for New Fund Shares and the assumption by the New Fund of the Liabilities of the Existing Fund pursuant to this Agreement;

3.              the tax basis of the Existing Fund Assets transferred by the Existing Fund to the New Fund in the Reorganization will be the same as the basis of such assets in the hands of the Existing Fund immediately prior to the transfer, and the holding periods of the Existing Fund Assets in the hands of the New Fund will include the periods during which such assets were held by the Existing Fund;

4.              no gain or loss will be recognized by the Existing Fund upon the transfer of its Existing Fund Assets to the New Fund in exchange for the New Fund Shares and the assumption by the New Fund of the Liabilities of the Existing Fund, or upon the distribution of the New Fund Shares by the Existing Fund to its shareholders in complete liquidation of the Existing Fund;

5.              no gain or loss will be recognized by the Existing Fund’s shareholders upon the receipt of New Fund Shares in complete liquidation of the Existing Fund;

6.              the aggregate tax basis of the New Fund Shares received by a shareholder of the Existing Fund in connection with the Reorganization will be the same as the aggregate tax basis of such shareholder’s Existing Fund Shares immediately before the Reorganization, and the holding period of the New Fund Shares will include the period during which such shareholder held the Existing Fund Shares (provided the shareholder held the Existing Fund Shares as capital assets); and

7.              the New Fund will succeed to and take into account the items of the corresponding Existing Fund described in Section 381(c) of the Code (including capital loss carryovers), subject to the conditions and limitations specified in the Code, the regulations thereunder, and existing court decisions and published interpretations of the Code and regulations.

The opinion expressed above is based on existing provisions of the Code, existing Regulations, published interpretations of the Code and such Regulations by the Internal Revenue Service, and existing court decisions, any of which could be changed at any time.  Any such changes may or may not be retroactively applied.  It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.  In addition, the opinion rendered herein is based on the facts as of the date hereof, and we disclaim any undertaking to advise you of any subsequent change of the facts stated or assumed herein or any subsequent change in applicable law that could affect the opinion rendered herein.  Any variation or difference in any fact from those set forth or assumed herein may affect the conclusions stated herein.

Our opinion is based upon the accuracy of the certifications, representations and warranties and satisfaction of the covenants and obligations contained in the Agreement, the Tax Representation Letters and in the various other documents related thereto. Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal tax consequences, or any state or local tax consequences, or any tax consequences under the laws of any foreign jurisdiction. Our opinion also applies only if each of Existing Fund and New Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Existing Fund or New Fund is insolvent.

This opinion is furnished by us to you and is solely for your benefit.  Neither this letter nor any opinion expressed herein may be relied upon by any other person or entity without our prior written consent.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In addition, we hereby consent to the use of our name and to the description of advice rendered by our firm under the heading “The Proposed Plan and Resulting Reorganization— Federal Income Tax Consequences” in the Prospectus/Proxy Statement.

Very truly yours,

/s/ Morrison & Foerster LLP

Schedule A

Existing Funds	Corresponding New Funds

1. Munder Bond Fund	1. Munder Total Return Bond Fund
2. Munder Emerging Markets Small-Cap Fund	2. Munder Emerging Markets Small-Cap Fund
3. Munder Growth Opportunities Fund	3. Munder Growth Opportunities Fund
4. Munder Index 500 Fund	4. Munder Index 500 Fund
5. Munder Integrity Mid-Cap Value Fund	5. Integrity Mid-Cap Value Fund
6. Munder Integrity Small/Mid-Cap Value Fund	6. Integrity Small/Mid-Cap Value Fund
7. Munder International Fund—Core Equity	7. Munder International Fund—Core Equity
8. Munder International Small-Cap Fund	8. Munder International Small-Cap Fund
9. Munder Micro-Cap Equity Fund	9. Integrity Micro-Cap Equity Fund
10. Munder Mid-Cap Core Growth Fund	10. Munder Mid-Cap Core Growth Fund
11. Munder Veracity Small-Cap Value Fund	11. Integrity Small-Cap Value Fund